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                                 EXHIBIT 10.3


                              SECOND AMENDMENT TO
                          CREDIT TERMS AND CONDITIONS

This Second Amendment ("Amendment") amends that certain Credit Terms and Conditions dated July 28, 1997 ("Agreement") and amended on October 30, 1997, executed by PulsePoint Communications, formerly known as Digital Sound Corporation ("Borrower") in favor of Imperial Bank ("Bank") as follows:

1.   A new section A.10) is added to read as follows:

     "10) YEAR 2000. Borrower and its subsidiaries have reviewed the areas within their operations and business which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the Year 2000 Problem and have made related appropriate inquiry of material suppliers and vendors, and based on such review and program, the Year 2000 Problem will not have a material adverse effect upon its financial condition, operations or business as now conducted. "Year 2000 Problem" means the possibility that any computer applications or equipment used by Borrower may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any dates on or after December 31, 1999."

2. Section B.5)a. is amended by replacing the figure "$18,000,000" with "$15,000,000".

3.   Section B.5)e. is amended in its entirety to read as follows:

     " e. maintain on a monthly basis a quick ratio (defined as the ratio of cash plus cash equivalents plus accounts receivable to current liabilities) of not less than 1.25 to one;"

4.   Section B.5) f is amended in its entirety to read as follows:

     " f. not sustain a loss, as measured in accordance with generally accepted accounting principles, of more than $4,000,000 for the quarter ending September 30, 1998, and of more than $1,500,000 for the quarter ending December 31, 1998."

5.   A new Section B.7) is added to read as follows:

     "7)  YEAR 2000 COMPLIANCE.   Borrower shall perform all acts reasonably
necessary to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) to the best of its ability, all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 200 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this paragraph as Bank may from time to time require."

6.   Except as provided above, the Agreement remains unchanged.

7. This Amendment is effective as of September 11, 1998, and the parties hereby confirm that the Agreement as amended is in full force and effect.

PULSEPOINT COMMUNICATIONS ("Borrower")

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BY:
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     B. Robert Suh
     Vice President and Chief Financial Officer


IMPERIAL BANK ("Bank")

BY:
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     Clinton E. Anderson
     Vice President

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